FNCB Helps 1,000 Local Small Businesses

Paycheck Protection Program

SBA
U.S. Small Business Administration

FNCB Bank
Simply better.™

SBA Loan Approvals	1,000
Average Loan Amount	$118,700
Total Approved Loans	$118.7 Million